Consent of Independent Public Accountants



As independent public accountants, we hereby consent to the incorporation by reference of our report dated July 19, 2001 on our audit of the financial statements and financial highlights of Kit Cole Strategic Growth Fund, and to all references to our firm included in or made a part of this Form N-1A Registration Statement.



ARTHUR ANDERSEN LLP


Milwaukee, Wisconsin
September 24, 2001